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                                                                  Exhibit 16.1




June 8, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for CNB Holdings, Inc. and subsidiary (the "Company"), and under the date of January 29, 1999, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 1998. The financial statements of CNB Holdings, Inc. (a Development Stage Corporation) for the period from inception (November 5, 1997) ("Inception") to December 31, 1997, were audited by Bricker & Melton, P.A., whose practice has been combined with our Firm and whose report dated February 27, 1998, expressed an unqualified opinion on those statements; such report contained an explanatory paragraph relating to the Company's ability to continue as a going concern.

On May 24, 1999, BDO Seidman, LLP received verbal notification that our appointment as principal accountants was terminated on May 19, 1999. We have read the Company's statements included under Item 4 of its Form 8-K dated May 25, 1999, and we agree with the statements made in response to that item insofar as they relate to our Firm, except that we are not in a position to agree or disagree with the Company's statements that (a) the dismissal of BDO Seidman, LLP and the engagement of Mauldin & Jenkins, LLC were approved by the Board of Directors of the Company, or (b) during the fiscal year ended December 31, 1998, the period from Inception through December 31, 1997, and for the unaudited interim period through May 19, 1999, neither the Company nor any of its representatives sought the advice of Mauldin & Jenkins, LLC regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might by rendered on the Company's consolidated financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues.


Very truly yours,

/s/ BDO Seidman, LLP
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BDO Seidman, LLP


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